EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of i2 Technologies, Inc. of our reports dated March 13, 2006 relating to the consolidated financial statements of i2 Technologies, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated March 13, 2006, appearing in and incorporated by reference in the Annual Report on Form 10-K of i2 Technologies, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 15, 2006